EXHIBIT 7

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

APPROVED:

By Resolution of the Extraordinary General Meeting of Shareholders

of INTER RAO UES OJSC

(Minutes dated             , 2012 No.         )

By Resolution of the Extraordinary General Meeting of Shareholders

of Bashkirenergo OJSC

(Minutes dated             , 2012 No.         )

Agreement on the Merger of Bashenergoaktiv OJSC with

INTER RAO UES OJSC

Moscow	, 2012

Open Joint Stock Company “INTER RAO UES” (hereinafter – “INTER RAO UES OJSC”) (OGRN: 1022302933630, location: registered office: 27, Bolshaya Pirogovskaya St., Bld. 3, Moscow 119435, the Russian Federation), represented by                                                                                  , acting on the basis of                                         , hereinafter referred to as the “Successor Company”,

Open Joint Stock Company “Bashenergoaktiv” (hereinafter – “Bashenergoaktiv OJSC”), created as a result of reorganization of the Bashkir Open Joint-Stock Company of the Power Industry and Electrification “Bashkirenergo” (“Bashkirenergo OJSC”) (OGRN: 1020202769146, registered office: 126, Komsomolskaya St., Ufa 450096, Republic of Bashkortostan, the Russian Federation) in the form of a split-up, represented by                                                                                  , acting on the basis of the Resolution of the Extraordinary General Meeting of Shareholders of Bashkirenergo OJSC dated             , 2012, Minutes No.          dated             , 2012, hereinafter referred to as the “Merging Company”,

collectively referred to as the “Parties” or the “Reorganized Companies,” and individually as the “Party” or the “Reorganized Company,” with each company acting as a party under this Agreement on the Merger considered as an independent Party, according to Article 19.1 of the Federal Law “On Joint Stock Companies” dated December 26, 1995 No. 208-FZ have entered into this Agreement on the Merger (hereinafter – the “Agreement”, “this Agreement”) as follows:

1. SUBJECT OF THE AGREEMENT

1.1. The Parties, collectively and individually, undertake to carry out a reorganization in the form of a Merger of the Merging Company with the Successor Company (hereinafter – the “Reorganization”, the “Merger”), in accordance with the procedure and conditions as defined under his Agreement, the Resolution of the Extraordinary General Meeting of Shareholders of the Successor Company, the Resolution of the Extraordinary General Meeting of Shareholders of Bashkirenergo OJSC and the law of the Russian Federation.

1.2. The Parties jointly undertake to carry out all actions and proceedings under the laws of the Russian Federation, as well as the documents of incorporation, the Resolution of the Extraordinary General Meeting of Shareholders of the Successor Company, the Resolution of the Extraordinary General Meeting of Shareholders of Bashkirenergo OJSC necessary for the reorganization in strict accordance with the requirements of the laws of the Russian Federation and for the completion of the Merger as soon as practicable.

1.3. The Successor Company shall perform general management of the reorganization procedure and provide necessary assistance to the Merging Company when carrying out the reorganization.

2. PROCEDURE AND CONDITIONS OF THE MERGER

2.1. In carrying out the Reorganization, the Parties shall perform the following actions as part of the stages of the Merger:

2.1.1. Make decisions on reorganization in the form of a Merger at the Extraordinary General Meetings of Shareholders of Bashkirenergo OJSC and the Successor Company.

2.1.2. Notification by Bashkirenergo OJSC of the authorities carrying out the state registration of legal entities on the Successor Company’s, Bashkirenergo OJSC’s decision on the Merger being performed together with the reorganization of Bashkirenergo OJSC in the form of a split-up, and on the beginning of the Reorganization procedure.

2.1.3. Following to the entry of the record on the beginning of the reorganization in the Unified State Register of Legal Entities, Bashkirenergo OJSC’s repeat publication, one time per month, of the notice on Reorganization in the mass media engaged in publishing data concerning the state registration of legal entities on behalf of the Reorganized Companies.

2.1.4. Approval by the Board of Directors of the Successor Company of the decisions on additional issues of shares of the Successor Company to be placed by way of conversion of the Merging Company’s shares within such issues, as well as securities prospectus; submission to the Federal Financial Markets Service of Russia of documents for attributing ID numbers to the issues of the Merging Company’s securities, as well as of documents necessary for the state registration of additional issues of shares of the Successor Company.

2.1.5. Attributing ID numbers to the issues of the Merging Company’s securities. State registration with the Federal Financial Markets Service of Russia of the additional issues of shares of the Successor Company and securities prospectus.

2.1.6. Introduction in the Unified State Register of Legal Entities of records on the Merging Company’s state registration and on the Merging Company’s termination. Provide the record on the Merging Company’s state registration to be introduced first and the record on the Merging Company’s termination – thereafter.

2.1.7. Place the Successor Company’s shares by way of converting the Merging Company’s shares into additional shares of the Successor Company in accordance with this Agreement, Resolutions on additional issues of the Successor Company’s securities and applicable laws of the Russian Federation.

2.1.8. Approval by the Successor Company’s Board of Directors of the reports on results of additional issues of the Successor Company’s shares.

2.1.9. State registration in the Federal Financial Markets Service of Russia of the reports on results of additional issues the Successor Company’s shares.

2.1.10.	State registration of changes connected with the Merger entered into the Successor Company’s Charter.

2.2. The Merging Company shall be considered reorganized from the moment of introducing the record on such Merging Company’s termination in the Unified State Register of Legal Entities.

The Successor Company shall be considered reorganized from the moment of introducing the record on such Merging Company’s termination in the Unified State Register of Legal Entities.

2.3. Following the completion of the Reorganization, the full or abbreviated business name of the Successor Company in Russian and English shall remain unchanged in accordance with the Charter of the Successor Company.

2.4.	The Successor Company shall be obliged to:

2.4.1. Coordinate with the Federal Antimonopoly Service of Russia, when necessary, the Reorganization in the manner prescribed by the laws of the Russian Federation and normative acts of the Federal Antimonopoly Service of Russia;

2.4.2. Perform all necessary actions for prompt submission to the Federal Antimonopoly Service of Russia of documents for state registration of the additional issues of the Successor Company’s shares to be placed by way of conversion of the Merging Company’s shares into the Successor Company’s shares;

2.4.3. Introduce changes in the Successor Company’s Charter so as to increase the Successor Company’s Charter capital, increase the number of outstanding shares and decrease the number of authorized shares.

2.5. The Extraordinary General Meeting of Shareholders of the Successor Company has the right to decide on the other issues concerning the Successor Company’s Reorganization, including those with regard to increase of the Successor Company’s charter capital by way of placing additional ordinary registered uncertified shares in the manner of conversion of the ordinary registered uncertified shares, as well as the preferred registered non-documentary Type A shares of the Merging Company into them.

2.6. The Parties undertake to provide documents and information to one another as necessary to exercise obligations assumed by the Parties under this Agreement, as well as obligations incumbent upon the Parties pursuant to the applicable law.

3. PROCEDURE OF CONVERTING THE MERGING COMPANY’S SHARES INTO THE SHARES OF THE SUCCESSOR COMPANY CONVERSION RATIO

3.1. In the merger of Bashenergoaktiv OJSC with and into INTER RAO UES OJSC, all ordinary registered uncertified shares and preferred registered uncertified Type A shares of Bashenergoaktiv OJSC shall be converted into additional ordinary registered uncertified shares of INTER RAO UES OJSC to be placed for the purpose of conversion.

3.2.	Shares conversion ratios:

3.2.1. 0,0016588785046729 ordinary registered uncertified shares of Bashenergoaktiv OJSC with a nominal value of one (1) ruble each shall be converted into one (1) ordinary registered uncertified share of INTER RAO UES OJSC with a nominal value of zero point two million eight hundred and nine thousand seven hundred sixty-seven one hundred millionth (0.02809767) rubles each;

3.2.2. 0,00264432029795158 preferred registered uncertified Type A shares of Bashenergoaktiv OJSC with a nominal value of one (1) ruble each shall be converted into one (1) ordinary registered uncertified share of INTER RAO UES OJSC with a nominal value of zero point two million eight hundred and nine thousand seven hundred sixty-seven one hundred millionth (0.02809767) rubles each.

3.3. The number of ordinary registered uncertified shares of INTER RAO UES OJSC to be received by each shareholder of Bashenergoaktiv OJSC shall be calculated by dividing its number of the ordinary registered uncertified shares or preferred registered uncertified Type A shares of Bashenergoaktiv OJSC by the corresponding conversion ratio.

If for any shareholder of Bashenergoaktiv OJSC the calculation of the number of INTER RAO UES OJSC ordinary registered uncertified shares to be received by such shareholder of Bashenergoaktiv OJSC results in a calculated fractional number of shares, the fractional part of the number of shares shall be rounded up or down according to the rules of mathematical rounding, which are defined as follows:

•	If the symbol following the decimal point is between 5 to 9, inclusive, a one shall be added to the whole number, and the figures following the decimal point shall not be taken into account;

•

If the symbol following the decimal point is between 0 to 4, inclusive, only the whole number shall be considered for calculation, and the figures following the decimal point shall not be taken into account.

If, as a result of such rounding, not a single ordinary registered uncertified share of INTER RAO UES OJSC is due to a shareholder, such shareholder shall receive a single ordinary registered uncertified share of INTER RAO UES OJSC.

3.4. Additional ordinary registered uncertified shares of INTER RAO UES OJSC shall provide shareholders with the same rights as the ordinary registered uncertified shares of INTER RAO UES OJSC placed in accordance with the Charter of INTER RAO UES OJSC and the law of the Russian Federation.

3.5. Ordinary registered uncertified shares and preferred registered uncertified Type A shares of Bashenergoaktiv OJSC shall be deemed converted into ordinary registered uncertified shares of INTER RAO UES OJSC on the day of the entry of the record on termination of activities of the Bashenergoaktiv OJSC in the Unified State Register of Legal Entities based on the shareholder register of Bashenergoaktiv JSC as of the said day.

3.6. Ordinary registered uncertified shares and preferred registered uncertified Type A shares of Bashenergoaktiv OJSC, which are subject to conversion, shall be redeemed at the time of such conversion.

4. SUCCESSION

4.1. As a result of the Parties’ Reorganization, the Successor Company shall become the Merging Company’s successor with respect to all applicable rights and obligations conferred on the Merging Company in accordance with Bashkirenergo OJSC’s separation balance sheet. The Bashkirenergo OJSC’s separation balance sheet containing provisions on defining the Merging Company as the Bashkirenergo OJSC’s successor shall be considered a transfer act for the Merging Company confirming all the rights and obligations of Bashkirenergo OJSC to be transferred to the Successor Company.

4.2. The Merging Company’s property shall be transferred at residual cost, as reflected in the accounting records of the Merging Company.

4.3. Upon varying (including creating, terminating) the rights and/or obligations conferred on the Merging Company at a split-up in accordance with the separation balance sheet, within the period from the date of execution of separation balance sheet up to the date of completion of the Merging Company’s reorganization, the said varied rights and/or obligations shall be considered to have been transferred to the Successor Company in a varied form at the moment of the Merging Company’s termination in accordance with the rules established in the separation balance sheet.

5. AGREEMENT VALIDITY

5.1. This Agreement is made on the date indicated in the opening provisions of this Agreement and comes into force as of the moment of its execution.

5.2. The Agreement shall be considered terminated for the Parties in the cases established by the applicable laws of the Russian Federation.

5.3. In the event that the General Meeting of Shareholders of Bashkirenergo OJSC does not adopt a resolution on merger of Bashkirenergo OJSC with and into INTER RAO UES OJSC before November 5, 2012, this Agreement shall terminate.

5.4. In the event that the Merging Company does not complete the Reorganization upon the expiration of one (1) year from the date of state registration of additional issues of the Successor Company’s shares with the Federal Financial Markets Service of Russia, this Agreement shall terminate.

5.5. This Agreement shall terminate if, prior to the date of entry in the Unified State Register of Legal Entities of record on the Merging Company’s termination, the Parties achieved a mutual agreement to terminate this Agreement subject to the approval of such an agreement by the General Meetings of Shareholders of the Parties.

6. FINAL PROVISIONS

6.1. In the event of a failure to comply or to comply properly with this Agreement, the Parties shall bear responsibility in accordance with the laws of the Russian Federation.

6.2. Unless otherwise expressly provided in this Agreement, any changes and additions introduced into this Agreement shall be in writing and signed by authorized representatives of the Parties. Changes and additions introduced into this Agreement come into force subject to their approval by general meetings of shareholders of the Merging Company and Bashkirenergo OJSC.

6.3. In the event that one or more provisions of this Agreement are held invalid according to the applicable laws of the Russian Federation, the effect of such provisions shall be stopped. Invalidity of certain provisions of this Agreement shall not affect the validity of this Agreement as a whole.

6.4. With respect to all matters not settled according to this Agreement, the Parties shall be governed by the laws of the Russian Federation.

6.5. Identification of the legal entities named in this Agreement shall be performed on the basis of principal state registration number (OGRN). Changes in location and name of any legal entity referred to in this Agreement shall not entail any changes of terms and conditions of this Agreement with respect to all Parties of the Agreement.

6.6. The Parties undertake to bear all their own expenses related to the implementation of the Reorganization, including, without limitation, expenses for services rendered by legal, financial and other advisors, auditors, independent assessors, registrars, and all other expenses in connection with the Reorganization.

6.7. This Agreement is executed in two (2) original copies having equal legal force, one for each Party.

7. SIGNATURES OF THE PARTIES:

For INTER RAO UES OJSC		For Bashenergoaktiv OJSC
[Title]		[Title]

	[Full name]		[Full name]

, 2012		, 2012

l.s.		l.s.

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